Exhibit 5.3

[ON LOWENSTEIN SANDLER PC LETTERHEAD]

June 8, 2005

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, DC 20549

Re:

Phillips-Van Heusen Corporation

Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Phillips-Van Heusen Corporation (the “Company”), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 1,500,000 shares of the Phillips-Van Heusen Corporation’s common stock, par value $1.00 per share (the “Common Stock”), in connection with the Company’s Associates Investment Plan for Hourly Associates, Associates Investment Plan for Salaried Associates and Associates Investment Plan for Residents of the Commonwealth of Puerto Rico (the “Puerto Rico Plan”).

In connection with such Registration Statement, an opinion is required as to whether the Puerto Rico Plan complies as to form with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The provisions of the Internal Revenue Code (the “Code”) which afford substantive rights to participants in qualified plans are set forth in Sections 401(a), 410(a) and 411 of the Code.  The provisions of Part 2 of Title I of ERISA parallel such provisions.

We have examined the Puerto Rico Plan and have made such review of applicable law as we have deemed necessary.  Based upon the foregoing, it is our opinion that the Puerto Rico Plan complies as to form with the requirements of Part 2 of Title I of ERISA.

Very truly yours,

LOWENSTEIN SANDLER PC

By: /s/Andrew E. Graw

Andrew E. Graw